Exhibit 10.13

June 13, 2012

Michael Heffernan

***

Re:                             Employment Agreement

Dear Mike:

The letter agreement (“Agreement”) amends, restates and corrects the terms of your employment as President and Chief Executive Officer of Collegium Pharmaceutical, Inc (hereafter, “Collegium” or “Company”).  This Agreement supersedes, cancels and terminates that certain employment agreement dated February 8, 2012 between yourself and the Company (the “Prior Agreement”).

1.                                      Title/At-Will Employment

As President and Chief Executive Officer (“CEO”) you shall oversee the business, affairs and operations of Collegium and shall assume and perform responsibilities commensurate with the offices of President and CEO together with such other duties as may be reasonably assigned or delegated to you from time to time by the Board of Directors of Collegium (the “Board”).  In this capacity you shall report directly to the Board or such committee thereof as directed by the Board.

This Agreement is not a guaranty of employment or a contract of employment and both you and Collegium are free to conclude this “at will” employment relationship at any time, with or without cause, for any reason or no reason.

2.                                      Compensation:

(a)                                 Salary.  Your base salary rate will be $29,166.67 per month, annualized at $350,000.  Salary shall be paid in accordance with Collegium’s standard payroll schedule and shall be subject to applicable withholding and other legal deductions.  Such salary shall be subject to increase but not decrease thereafter as determined by the Board.

(b)                                 Bonus.  Subject to the Company closing of the Company’s 2012 Series B Convertible Preferred Stock financing (the “Financing Closing”), the Company will pay you, no later than February 29, 2012, a lump sum bonus of $120,000 for 2011.  Thereafter, you shall be eligible to receive an annual incentive bonus up to 40% of your base annualized salary, which shall be payable to you when annual bonuses are payable to other senior executives of the Company.  The criteria for determining bonus eligibility shall be submitted by you to the Board for approval as part of the annual business planning process, and bonus determinations shall be made by the compensation committee of the Board in its sole discretion.  Any bonus shall be subject to applicable withholding and other legal deductions.

(c)                                  Restricted Stock Award.  Subject to the Company obtaining a 409A appraisal of its Common Stock following the Financing Closing, your making of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and your payment of all applicable withholding taxes, the Company will grant to you in consideration for future services a restricted stock award equal to that numbers shares of the Company’s Common Stock (me “Shares”), which represents 2.75% of the Company’s fully-diluted capitalization immediately following the Financing Closing.  All of the Shares shall be initially be unvested and subject to forfeiture pursuant to the Company’s option to repurchase the Shares from you for no consideration upon written notice to you (the “Company Repurchase Right”) in the event your employment is terminated for any reason, subject to vesting provisions set forth below and the vesting acceleration provisions set forth in Section 5 of this

Agreement Subject to your continued employment by the Company, the Shares shall vest, the Company’s Repurchase Right shall lapse, over a period three (3) years, with the Shares vesting in equal monthly installments; provided, however, upon the closing of a Sale Event (as defined below), all of the then unvested Shares shall become fully vested and the Company Repurchase Right shall lapse in its entirety.  The Shares shall be subject to the terms and conditions of the Company’s 2012 Stock Incentive Plan and a restricted stock agreement.

3.                                      Benefits: Vacation:

During your employment, you will be eligible to participate in all benefit plans and programs made available by Collegium from time to time to employees generally, subject to plan terms and policies.  Collegium periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.  In addition, you will be eligible for twenty (20) days of vacation per calendar year, without carryover of any any unused vacation days from one calendar year to the next.

4.                                      Reimbursement of Expenses:

Collegium shall reimburse you for all travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, in accordance with policies or procedures adopted by the Company from time to time.

5.                                      Termination and Termination Benefits:

(a)                                 Termination without Cause or for Good Reason Prior to a Sale Event.  If prior to a Sale Event (as defined below) either (i) your employment with the Company or the successor of such Sale Event is terminated without Cause (as defined below) (other than in connection with a winding up of the Company not related to Sale Event) or (ii) you resign for Good Reason (as defined below) (other man in connection with a winding up of the Company not related to Sale Event), then, provided that you execute, deliver and do not revoke a written release, in a form reasonably acceptable to the Company, of any and all claims against the Company and its directors, officers, affiliates, stockholders, agents, employees, successors and assigns as to all matters arising out of your employment by the Company, or termination thereof within 30 days of termination of your employment, you shall be eligible for the following severance benefits:

(A)                               Separation Payments.  The Company shall (i) continue to pay you your base salary in effect at the time of termination of your employment with the Company for a period of twelve (12) months (“Severance Period”) and (ii) plus a lump sum bonus payment equal to 40% of your then current base salary.  Such payments will be subject to applicable state and federal tax withholdings and paid in accordance with the Company’s normal payroll practices;

(B)                               Continuation of Health Insurance Benefits.  The Company also will provide you, at the Company’s expense and pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the same medical, dental and vision coverage for the duration of the Severance Period; and

(C)                               Acceleration of Vesting.  All unvested restricted stock and stock options awarded to you by the Company prior to your termination will become immediately vested and exercisable.

The benefits described in Section 5(a) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the release described above becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

(b)                                 Termination without Cause or for Good Reason On or After a Sale Event.  If on or after a Sale Event either (i) your employment with the Company or the successor of such Sale Event is terminated without Cause (other than in connection with a winding up of the Company not related to a Sale Event) or (ii) you resign for Good Reason (other than in connection with a winding up of the Company not related to Sale Event) within thirteen (13) months following the closing of the Sale Event, then, provided that you execute, deliver and do not revoke a written release, in a form reasonably acceptable to tile Company, of any and all claims against the Company, the successor to the Company in a Sale Event and their respective directors, officers, affiliates, stockholders, agents, employees, successors and assigns as to all matters arising out of your employment by the Company, or termination thereof within 30 days of termination of your employment, you shall be eligible for the following severance benefits:

(A)                               Separation Payment.  The Company shall continue to pay you your base salary in effect at the time of termination of your employment with the Company for the Severance Period.  Such Separation Payments will be subject to applicable state and federal tax withholdings and paid in accordance with the Company’s normal payroll practices; and

(B)                               Continuation of Health Insurance Benefits.  The Company also will provide you, at the Company’s expense and pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the same medical, dental and vision coverage for the duration of the Severance Period.

The benefits described in Section 5(b) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the release described above becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

(c)                                  Termination due to Death or Disability.  If your employment is terminated due to your death or disability (within the meaning of Section 22(e)(3) of the Code), then all unvested restricted stock and stock options awarded to you by the Company prior to your death or disability will become immediately vested and, in the case of options, exercisable by your estate.

(d)                                 Termination for Cause or without Good Reason.  The Company or its successor may immediately terminate your employment for Cause, or you may terminate your employment without Good Reason, whether prior to, on or after a Sale Event, without further liability on the part of Collegium or its successor.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to you under this Agreement shall terminate on the date of termination of your employment under this Agreement.

(e)                                  Definitions.  The following capitalized terms as used in this Agreement shall have the meaning set forth below:

“Cause” for termination shall be deemed to exist upon your:  (a) commission or conviction of any felony or any crime involving dishonesty; (b) commission of any fraud against the Company; (c) intentional and material damage to any material property of the Company; or (d) your knowing breach of any material provision of any invention and non-disclosure agreement or noncompetition and non-solicitation agreement with the Company.  Before “Cause” under clause (c) or (d) has been deemed to have occurred, the Board must give you written notice detailing why the Board has determined mat Cause has occurred.  You shall then, where the grounds for Cause are reasonably subject to cure within such time, have 30 days after your receipt of written notice to cure the item cited in the written notice so that “Cause” will have not formally occurred with respect to the event in question until such period, where applicable, shall have expired.

“Good Reason” shall mean the occurrence of any of the following, without your express written consent:  (a) a material diminution of your duties or authority with the Company, reporting relationships or the assignment of duties and responsibilities inconsistent with your status at the Company; (b) a reduction in base salary, bonus potential or material reduction in benefits; or (c) the relocation of your primary place of employment to a location that is (i) more than 40 miles from the location of your permanent primary place of employment and (ii) more than 40 miles from the location of your residence; (d) your removal from the Board for any reason other than death, resignation or in connection with termination of your employment.  The Company shall then have 30 days after its receipt of written notice to cure the item cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event in question until such period shall have expired.

“Sale Event” shall mean either:  (i) a transaction or Series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”): or (ii) a transaction mat qualifies as a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation then in effect.

6.                                      Full Time and Effort:

You shall devote your full business time, best efforts and business judgment, skill and knowledge to the advancement of Collegium’s interests and the discharge of your duties under this Agreement.  While you render services to Collegium, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of Collegium after the approval of the Board; provided, however, you will be permitted without having to obtain the written consent of Collegium to serve as an outside director on the Board of Directors for up to three companies (not including Collegium).  You also agree to abide by all of Collegium’s written policies and procedures in effect from time to time that have been provided to you.  Nothing in this agreement shall prevent you from engaging in religious, charitable or other community or non-profit activities that do not interfere with your ability to fulfill your duties and responsibilities to Collegium.  You also may participate in for profit board activities provided you disclose such activities to the Board and you obtain approval from the Board which approval shall not be unreasonably withheld.

7.                                      Non-Competition

In consideration for the benefits provided to you hereunder, you hereby reaffirm your obligations under the Non-Competition, Confidentiality and Inventions Agreement dated on or about October 15, 2003 between yourself and the Company.

8.                                      Section 409A

Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 5 hereof will be payable until you have a “separation from service” from the Company within the meaning of Section 409A of the Code.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to you upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments mat are otherwise due within six months following your “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-l(b)(9)(iii) (or any successor provision) to amounts payable hereunder.  For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.                                      Miscellaneous

This Agreement shall be governed by the laws of the State of Rhode Island without giving effect to principles of choice or conflicts of law.  The parties consent to the jurisdiction of the state courts of the State of Rhode Island and the United States Court for the State of Rhode Island.  No waiver under this Agreement shall be effective unless made in writing signed by the waiving patty.  The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter.  By signing below you agree that in accepting this offer of employment you have not relied on any other representations or agreements, express or implied, with respect to the terms of your employment that are not specified in this Agreement.

Sincerely,

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President

I accept the foregoing offer of employment:

/s/ Michael Heffernan
Michael Heffernan

Date:	6/13/12